JOINT VENTURE AGREEMENT
for
LEH - RADIO ROAD, J.V.

THIS AGREEMENT is made effective *April 30, 2012* by and between the undersigned, GREAT BAY LITTLE EGG, LLC (hereinafter "Party of the First Part") with offices about to be located at 648 Ocean Avenue, Long Branch, New Jersey 07740 and DREAM HOMES LTD, (hereinafter "Party of the Second Part") with offices located at PO Box 627, Forked River, NJ 08731 whose percentages of ownership interest are set forth on Schedule A attached hereto made a part hereof. The undersigned are sometimes individually referred to in this Agreement as "Venturer" and collectively as "Venturers."

WITNESSETH:

WHEREAS the Venturers desire to develop certain real estate, designated as Lot(s) 5, 6, 7 and 8 in Block 326.220 on the official tax map of the Township of Little Egg Harbor a/k/a 1417, 1421, 1425 and 1427 Radio Road, Little Egg Harbor, Ocean County, New Jersey, which property is more fully described on Schedule B attached hereto and made a part hereof, and which property is hereinafter sometimes referred to as "the Property;" and

WHEREAS, Party of the First Part is about to purchase the Property referred to above on which the Venturers intend to build four single family dwellings; and

WHEREAS the Venturers desire to form a joint venture for the purpose of (a) owning the Property as an investment and for the production of profit; (b) obtaining approvals and constructing the residential dwellings as may be deemed appropriate by the Venturers for the purpose of further developing the Property and producing additional profits; and (c) carrying on any and all activities related thereto; and

WHEREAS the Venturers desire to set forth their agreement and understandings regarding their relative rights and responsibilities in connection with the undertaking which is the subject of this document;

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Formation of Joint Venture. The Partners hereby form a joint venture under the name LEH - RADIO ROAD, J.V. (hereinafter sometimes referred to as the "Joint Venture"), pursuant to the laws of the State of New Jersey.

2. Term. The Venture shall commence as of the date of this Agreement, and shall continue from year to year until terminated in accordance with the provisions hereinafter stated.

3. Place of Business. The principal office and place of business of the Joint Venture shall be located at 314 Route 9 South, Forked River, New Jersey 08731, at which place it shall maintain accurate records of its business affairs. The books and records of the Venture shall be available for inspection by all Venturers at reasonable hours upon reasonable notice. The Venture may have such additional offices or places of business as the Venturers may deem advisable.

4. Purpose. The purpose for which the Venture is organized is to (a) acquire and own the Property to be developed as aforesaid, which when approved and built, will be operated or sold by the Joint Venture for the production of profit; and (b) carry on any and all activities related thereto.

5. Capital Contributions. a. The percentage shown after the name of each Venturer on Exhibit "A" attached hereto shall represent the "Joint Venture interest" of each such Venturer for all purposes of this Agreement.

b. Upon the execution of this Agreement, the Venturers agree that their interest in the Property shall be held for the benefit of the Joint Venture, regardless of the way title is actually vested. The Venturers acknowledge that although the parties have agreed to share equally all costs incurred subsequent to the consummation of the within Contract, except as indicated in the following subparagraph, it is contemplated that either party may advance funds required to obtain the approvals and any funds necessary to complete the Project, it being understood, however, that the Properties may be used as collateral to fund any acquisitions or construction loans obtained in connection therewith. Any funds advanced by either party in connection herewith, if any, in excess of funds advanced by the other party, shall be considered as a loan to the Joint Venture, and shall bear interest at the prime rate of interest (as reported in the Wall Street Journal from time to time) plus one (1) percent, to be repaid from the cash flow of the sale of the Project prior to any distribution of capital to the Venturers.

c. Subsequent to the Effective Date hereof, all costs and expenses incurred by the Joint Venture thereafter shall be borne by the Joint Venturers in proportion to their interests as shown on Exhibit B attached hereto.

d. The foregoing provisions of this Article 5 are not intended to be for the benefit of any creditor or other person (other than a Venturer in his capacity as a Venturer) to whom any debts, liabilities or obligations are owed by (or who otherwise has a claim against) the Joint Venture or any of the Venturers; and no such creditor or other person shall obtain any right under any such foregoing provision or shall by reason of any such foregoing provision make any claim in respect of any of the aforesaid debts, liabilities or obligations (or otherwise) against the Joint Venture or any of the Venturers.

e. For all purposes of this Agreement, the capital account of a Venturer as of any date is hereby defined to mean the amount of cash or the agreed fair market value of any property contributed by such Venturer to the capital of the Joint Venture pursuant to this Article 5, properly adjusted to reflect (i) such Venturer's distributive share of profits and

losses (including, if such date is not the close of a Joint Venture accounting year, his distributive share of profits and losses of the Joint Venture for the period from the close of the last such Joint Venture accounting year to such date), and (ii) distributions by the Joint Venture to such Venturer (including, if such date is not the close of a Joint Venture accounting year, distributions by the Joint Venture to him from the close of the last such Joint Venture accounting year to such date).

6. Profits and Losses. a. The profits of the Joint Venture shall be shared, and the losses of the Joint Venture shall be borne, by the Venturers *pro rata,* in proportion to their respective percentages of Joint Venture interest.

b. For purposes of Sections 702 and 704 of the Internal Revenue Code of 1986, or the corresponding sections of any future federal internal revenue law, or any similar tax law of any state or jurisdiction, the determination of each Venturer's distributive share of any Joint Venture item of income, gain, loss, deduction, credit or allowance for any Joint Venture accounting year or other period shall be allocated in proportion to such Venturer's percentage of Joint Venture interest as set forth on Exhibit "A" hereof. In the event of the transfer of all or any part of a Joint Venture interest (in accordance with the provisions of this Agreement), at any time other than the end of a Joint Venture accounting year, the distributive shares (in respect of the Joint Venture interest so transferred) of the aforesaid Joint Venture items, as computed for income tax purposes, shall be allocated between the transferor and the transferee in the same ratio as the number of days in such Joint Venture accounting year before and after such transfer; provided, however, that the provisions of this §§ 6b shall not be applicable to a gain or loss on the sale or other disposition of all or substantially all of the property of the Joint Venture or to other extraordinary nonrecurring items.

7. Distribution of Net Cash Flow. a. So far as practicable, the net cash flow of the Joint Venture shall be distributed annually among the Venturers as provided in § 7c hereof, but such distributions may be made more or less frequently if the Venturers shall deem it advisable to do so.

b. For all purposes of this Agreement, the term "net cash flow" shall mean:
(1)(a) The taxable income for federal income tax purposes as shown on the books of the Joint Venture--increased by (i) the amount of depreciation deductions taken in computing such taxable income, and (ii) any nontaxable income or receipts of the Joint Venture (excluding capital contributions and the proceeds of any mortgages or of any other Joint Venture obligations or loans to the extent used to finance capital improvements or replacements)--and reduced by (i) payments upon the principal of any mortgages upon Joint Venture property or of any other Joint Venture obligations or loans, (ii) expenditures for the acquisition of Joint Venture property and for capital improvements and/or replacements (except to the extent financed through capital contributions, mortgages on Joint Venture property or any other Joint Venture obligations or loans, or reserves previously set aside by the Joint Venture for such purposes), and (iii) such reserves for capital improvements and/or replacements, for repairs and maintenance, for

anticipated expenses, and/or for escrows as the Venturers shall deem to be reasonably necessary in the efficient conduct of the Joint Venture business; plus

(b) To the extent not included in taxable income under §§ 7b(1)(a), the net proceeds (after payment of or due provision for all liabilities to creditors of the Joint Venture) from the sale or other disposition of any part or all of the property owned by the Joint Venture; plus

(c) To the extent not included under §§ 7b(1)(a), the excess proceeds, if any, from the refinancing (which term "refinancing" is hereby defined for all purposes of this Agreement to include the recasting, modifying, increasing or extending) of any mortgage on any property of the Joint Venture, after payment of or due provision for (to the extent the Venturers may determine such payment or provision to be appropriate) all liabilities to creditors of the Joint Venture; plus

(d) Any other funds (including amounts previously set aside as reserves by the Venturers, where and to the extent they no longer regard such reserves as reasonably necessary in the efficient conduct of the Joint Venture business) deemed available for distribution and designated as net cash flow by the Venturers.

(2) All distributions made within the Joint Venture accounting year shall be subject to adjustment by reference to the audit report for such Joint Venture accounting year. If any additional amount is to be distributed by reason of such audit report, such additional amount shall be deemed a distribution for such Joint Venture accounting year; and if any excess amount was distributed during such Joint Venture accounting year, as reflected by such audit report, the excess amount shall be taken into account in reducing subsequent distributions.

c. The net cash flow of the Joint Venture shall be distributed to the Venturers, *pro rata,* in proportion to their respective percentages of Joint Venture interest.

8. Legal Title to Joint Venture Property. Legal title to the Property shall be held in the name of Great Bay Little Egg, LLC. or in whatever other manner the Venturers shall determine to be in the best interests of the Joint Venture. Without limiting the foregoing grant of authority, the Venturers may at any time take and hold title as tenants in common or joint tenants for the Joint Venture; or in the name of the Joint Venture; or the Venturers may arrange to have title taken and held in the name of trustees, nominees or straw parties for the Joint Venture. The Venturers are hereby authorized to provide for and agree upon such terms as they deem to be in the best interests of the Joint Venture in making any arrangement concerning the Joint Venture property with any such agents, trustees, nominees or straw parties for the Joint Venture. The above-named Trustees, or others appointed to replace them, may execute, for and on behalf of the Joint Venture, deeds absolute, mortgages, leases, contracts, agreements, dedications or easements of all or any part of the Joint Venture property, promissory notes or other legal documents all of which instruments so executed shall be valid and binding upon the Joint Venture without any liability or obligation on the part of any seller, purchaser, lender, title company or other third person to see to the proper application of any property paid or delivered to such Venturer, or to ascertain the authority of such Venturers to so act. It is expressly agreed that the manner of holding title to the property of the Joint Venture shall be solely for the convenience of the Joint Venture; accordingly, the spouse, heirs,

executors or administrators, successors or assigns, partners, or other personal or legal representatives of any Venturer shall have no right, title or interest in or to such Joint Venture property by reason of the manner in which title is held, but all such property shall be treated as Joint Venture property subject to the terms of this Agreement.

9. Management. Any and all policy decisions (such as with respect to sale or development) with respect to the operation of the business of the Joint Venture shall require the unanimous approval of Venturers. Day to day management decisions shall be made by Vincent C. Simonelli on behalf of Party of the Second Part.

10. Management Services. Subject at all times to the provisions of Article 9 hereof, the Joint Venture may contract with any person, firm or corporation, including any Venturer or Venturers, (or any firm, corporation or other entity controlled directly or indirectly by any Venturer), for (i) the construction of the project in accordance with the plans as may be approved by the applicable governmental authorities of the Township of Little Egg Harbor, (ii) the management, operation, repair or maintenance of any property owned by the Joint Venture, (iii) the placement or refinancing of mortgages on, and/or the lease or sale of, any said property owned by the Joint Venture, and (iv) the performance of any and all other services necessary, proper, convenient or advisable to effectively carry on the business of the Joint Venture. The Venturers acknowledge, however, that it is contemplated that no management fee for coordinating approvals, sales, and day to day operating chores shall be paid, each party acknowledging that its share of the profits of the Joint Venture shall constitute its sole compensation for the aforesaid activities. Notwithstanding the foregoing, if it is decided that either Joint Venturer will perform activities for the Joint Venture, not contemplated it the foregoing sentence (e.g. daily construction management) the Joint Venturer shall be compensated for such extraordinary activities in accordance with a written agreement to be reached between the Joint Venture and the Joint Venturer. Any disagreement or inability to reach agreement as to the amount of compensation to be paid for such activities shall be resolved via the arbitration procedures set forth herein.

11. Bank Accounts. The funds of the Joint Venture shall be deposited in such bank accounts as may be required, and the Venturers shall arrange for the appropriate conduct of such accounts.

12. Books of Account. There shall be kept at the principal office of the Joint Venture (or at such other office as the Venturers shall determine) perfect, just and true books of account, in which shall be entered fully and accurately each and every transaction of the Joint Venture. Each Venturer shall have access thereto at all reasonable times. Such books of account shall be kept on either the cash receipts and disbursements method or an accrued method, and for such accounting year (calendar or fiscal), as the Venturers may agree upon. An audit (which need not be certified) shall be made as of the end of each accounting year by such public accountants or certified public accountants as the Venturers may agree upon, and each Venturer shall be entitled to a copy of the audit report or a summary thereof. Any Venturer shall further have the right to a private audit

of the books and records of the Joint Venture, provided that such audit is made at the expense of the Venturers desiring it and is made at reasonable times after due notice.

13. Assignment of Joint Venture Interest. a. Notwithstanding any other provision of this Agreement, no Venturer shall sell, assign, transfer or otherwise dispose of any part or all of his Joint Venture interest, (otherwise than i) by testamentary gift or bequest or by intestacy, or ii) by gift to any child, grandchild or other member of the owner's immediate family), without the written consent of a majority in interest of the other Venturers, or, in the absence of such written consent, without first giving to the other Venturers at least thirty (30) days in advance of such proposed sale, assignment, transfer or other disposition, written notice of his intention to make the same. No such notice shall be given until the Venturer desiring to make such sale, assignment, transfer or other disposition (hereinafter in this Article 13 referred to as the "offering Venturer") shall have obtained a written offer for the purchase of such Joint Venture interest. A true copy of the offer, setting forth all the terms and conditions of the proposed purchase, with the names and addresses of the purchaser or purchasers, shall be attached to such written notice. For a period of thirty (30) days from the receipt of such written notice, the other Venturers (*pro rata,* in proportion to their respective percentages of Joint Venture interest, or in such other proportion as they may otherwise agree upon) shall have the option to make the purchase from the offering Venturer under the same terms and conditions as are set forth in the written offer. Such option shall be exercised by giving written notice to the offering Venturer. If such notice of exercise has not been given by the expiration of the aforesaid thirty (30) day period, the offering Venturer shall be free to make such sale, assignment, transfer or other disposition; provided, however, that such sale, assignment, transfer or other disposition shall be made within ninety (90) days after such expiration and in strict accordance with the terms and conditions of the written offer, or such sale, assignment, transfer or other disposition shall not be made until the provisions of this §§ 13a are again complied with.

b. The assignment by a Venturer of all or any part of his or its Joint Venture interest shall not, without the written consent of a majority in interest of the other Venturers, relieve such Venturer (or his or its executors or administrators, personal or legal representatives) from any obligation (matured or unmatured, fixed or contingent) to contribute funds to the Joint Venture, imposed upon such Venturer prior to the date of such transfer pursuant to the provisions of Article 5 hereof.

14. Bankruptcy, Insolvency or Death of a Venturer. a. If any Venturer shall take advantage of any bankruptcy or insolvency act, or if any bankruptcy or insolvency petition shall be filed against any Venturer and a final adjudication of insolvency entered thereon, or if any Venturer shall make an assignment for the benefit of his or its creditors, then the other Venturers (*pro rata,* in proportion to their respective percentages of Joint Venture interest) shall have the option (exercisable by giving notice thereof to such Venturer or to his or its assignee, trustee in bankruptcy, receiver or other legal representative) to purchase all (but not less than all) of such Venturer's Joint Venture interest, within ninety (90) days after such taking advantage, adjudication or assignment,

as the case may be, at an all-cash price equal to the sum of such Venturer's capital account as of the date when such taking advantage, adjudication or assignment occurred.
b. In the event of the death of any Venturer, his legal representative and/or heirs shall succeed to the interest of the deceased Venturer, and it shall be the obligation of such party or parties to execute and become bound to the provisions of this Agreement.

15. Dissolution of Joint Venture. a. The Joint Venture shall be dissolved upon the occurrence of any of the following events:
(1) The adjudication of bankruptcy or insolvency of any Venturer;
(2) The adjudication of insanity or incompetence of any Venturer;
(3) The withdrawal of any Venturer, but each Venturer covenants for ten (10) years after the date of this Agreement not to withdraw;
(4) The unanimous decision of the Venturers that the Joint Venture be dissolved.

b. Upon such dissolution of the Joint Venture pursuant to any provision of § 15a hereof, all parties in interest shall determine as speedily as possible whether or not the Joint Venture (as a joint venture or general partnership, limited partnership, or similar organization) shall, pursuant to agreement by all parties in interest, be reformed and its business continued under arrangements which make proper provision for its liabilities. In the event of such reformation pursuant to agreement by all parties in interest, such reformation shall constitute the termination of this Joint Venture.

c. In the event that all parties in interest cannot agree upon such reformation, they shall proceed with dispatch and without unnecessary delay to sell or otherwise liquidate the property of the Joint Venture and, after paying or duly providing for all liabilities to creditors of the Joint Venture, to distribute the net sale proceeds therefrom and any other liquid assets of the Joint Venture in accordance with the provisions of § 7c hereof.

d. The Joint Venture shall terminate when all property owned by the Joint Venture shall have been sold (or otherwise disposed of), and the net sale proceeds and any other liquid assets, after payment of or due provision for all liabilities to creditors of the Joint Venture, shall have been distributed to the Venturers in accordance with the provisions of § 7c hereof.

16. Miscellaneous Provisions. a. Unless otherwise so provided in this Agreement, no Venturer shall be liable to any other Venturer or to the Joint Venture by reason of his actions in connection with the Joint Venture, except in the case of actual fraud, gross negligence or dishonest conduct.

b. Both of the parties shall cooperate in carrying out the purposes of the Joint Venture, but neither of them shall be required to devote any fixed amount of time to it. Except as provided herein, nothing herein contained shall be construed to constitute any Venturer the agent of any other Venturer or to limit in any manner any Venturer in the carrying on of his own respective business or activities.

c. Any Venturer may engage in and/or possess any interest in other business and real estate ventures of any nature or description, independently or with others, including, but not limited to, the ownership, management, operation, financing, leasing, syndication, brokerage and development of real property; and neither the Joint Venture nor any Venturer, by reason of this Agreement or by reason of holding an interest in this Joint Venture, shall have any right or interest in or to any such independent venture or the income or profits derived therefrom.

d. Any controversy or claim arising out of or relating to this Agreement or a breach hereof shall, upon the request of any party involved, be settled by arbitration in accordance with the rules then obtaining in the State of New Jersey of the American Arbitration Association (or any other form of arbitration mutually acceptable to the parties so involved). The decision made pursuant to such arbitration shall be binding and conclusive on all parties involved; and judgment upon such decision may be entered in the highest court of any forum, state or federal, having jurisdiction thereof.

e. All notices or other communications provided for herein shall be in writing and shall be sent by registered or certified mail, return receipt requested, and first-class postage prepaid, to the other Venturers at their last recorded address. The Venturers shall at all times be responsible for notifying the Joint Venture and each other Venturer of their correct addresses. Time periods shall commence on the date of mailing of a notice. Any notice which is required to be given within a stated period of time shall be considered timely if postmarked before midnight of the last day of such period.

17. Priority of Mortgage Loans. The Venturers, on behalf of themselves and their heirs and assigns, do agree, jointly and severally, that any and all present loans, and any loans to be made in the future, which are secured by real estate held for the benefit of the Joint Venture, shall have priority over any interest that the Venturers have in the property of the Joint Venture, including any distributions made in connection with such property, it being understood that the interest of the Venturers in any property held for the benefit of the Venture, and any distributions therefrom, are and shall be specifically subordinate and junior to the rights of the holder of the security interest.

18. Burden and Benefit. This Agreement is binding upon, and shall inure to the benefit of, the respective parties hereto and their spouses, heirs, administrators, partners, personal and legal representatives, successors and assigns.

19. Governing Law. It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the provisions of the laws of the State of New Jersey.

20. Effective Date. The Effective Date of the within Joint Venture shall be the day after the Property is purchased by Party of the First Part.

SIGNATURES APPEAR ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures and seals as of the day and year first above written.

Witness	GREAT BAY LITTLE EGG HARBOR, LLC
______________________	By: ______________________
	Member
Witness:	DREAM HOMES, LTD
______________________	By: ______________________
	Vincent C. Simonelli, Sole Member

SCHEDULE A
INTERESTS OF PARTIES IN VENTURE

Great Bay Little Egg Harbor, LLC	50%
Dream Homes, LTD	50%

SCHEDULE "B"
DESCRIPTION OF PROPERTY

1417, 1421, 1425 and 1427 Radio Road, Little Egg Harbor Twp, New Jersey

a/k/a Block 326.220, Lots 5, 6, 7 & 8, Tax Map of Little Egg Harbor Twp